Exhibits 5.1 and 23.1

June 30, 2025

Toyota Motor Corporation

1 Toyota-Cho, Toyota City

Aichi Prefecture, 471-8571,

Japan

TOYOTA MOTOR CORPORATION

Registration Statement on Form F-3

Ladies and Gentlemen:

In connection with the registration statement (“Registration Statement”) on Form F-3 (File No. 333-288168) relating to senior debt securities of Toyota Motor Corporation (the “Company”) and the offering outside Japan by the Company of $500,000,000 aggregate principal amount of its 4.186% senior notes due 2027, $500,000,000 aggregate principal amount of its 4.450% senior notes due 2030 and $500,000,000 aggregate principal amount of its 5.053% senior notes due 2035 (collectively, the “Notes”) pursuant to the underwriting agreement in respect of the Notes, dated June 24, 2025, between the Company and the underwriters named therein (the “Underwriting Agreement”), we have acted as Japanese legal counsel to the Company and have been requested to provide our opinion to be filed as an exhibit to a current report on Form 6-K to be filed by the Company on the date hereof incorporated by reference into the Registration Statement.

For the purposes of this opinion, we have examined, among other things, the following documents:

(a)	certified copies of the Commercial Register, the Articles of Incorporation and the Regulations of the Board of Directors of the Company;

(b)

(i) a certified extract copy of the minutes of the meeting of the Board of Directors of the Company held on March 26, 2018, (ii) a certified extract copy of the minutes of the meeting of the Board of Directors of the Company held on March 25, 2025, and (iii) a certified copy of the determination of the terms of the Notes, dated June 24, 2025 and made by Masahiro Yamamoto, Chief Officer, Accounting Group of the Company;

(c)	an executed copy of the Underwriting Agreement;

(d)	an executed copy of the senior indenture in respect of the Notes dated July 20, 2018 between the Company and The Bank of New York Mellon as trustee (the “Indenture”);

(e)	the forms of the global certificates of the Notes (the “Global Certificates”);

(f)

a copy of the power of attorney dated June 20, 2018 signed by Koji Kobayashi, then Executive Vice President, Representative Director of the Company, authorizing each of the persons named therein to execute and deliver, in the name and on behalf of the Company, inter alia, the Indenture;

(g)

a copy of the power of attorney dated May 16, 2025 signed by Shigeru Hayakawa, then Vice Chairman of the Board of Directors (Representative Director) of the Company (the “Power of Attorney”), authorizing each of the persons named therein to execute and deliver, in the name and on behalf of the Company, inter alia, the Underwriting Agreement and the Global Certificates; and

(h)	a certificate of seal registration of the Company.

We have also examined such certificates and corporate documents of the Company and such other matters, documents and records, and considered such questions of the laws of Japan, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.

Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and subject to the assumptions and qualifications set out herein, we are of the opinion that:

The Notes, when payment for the Notes has been duly made in full in accordance with the Underwriting Agreement, and when the Global Certificates have been duly signed on behalf of the Company by a Representative Director of the Company or a person named in the Power of Attorney, duly authenticated in accordance with their terms and the terms of the Indenture, and delivered in accordance with the terms of the Underwriting Agreement and the Indenture, and assuming that the Notes will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms under their governing law, to which they are subject and as to which we render no opinion, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms.

We have assumed, for the purpose of rendering this opinion, that (i) all signatures or seal impressions on any documents we reviewed are true and genuine; (ii) all documents submitted to us as originals are authentic and complete; (iii) all documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete; (iv) all documents submitted to us as forms are executed in such forms; (v) statements included, expressly or impliedly, in the documents, record and certificate of the Company or public officials are true and conform to the relevant facts thereof; (vi) all natural person-signatories who have executed or delivered the Underwriting Agreement, the Indenture and other documents related thereto on behalf of the relevant parties thereto have and had at the relevant times the sufficient and competent legal capacity to take such actions; (vii) each party (other than the Company) to each of the Underwriting Agreement, the Indenture and other relevant documents is an entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, and has full and complete power and authority (corporate or otherwise) to execute and deliver, and to perform its obligations under, such documents; (viii) each of the Underwriting Agreement, the Indenture and other relevant documents is within the capacity and powers of and has been duly authorized by all the parties thereto (other than the Company); (ix) each of the Underwriting Agreement, the Indenture and other relevant documents has been duly executed and delivered by all the parties thereto (other than the Company); (x) nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, validity, effectiveness or enforcement of, the Notes and the Underwriting Agreement, the Indenture and other relevant documents; and (xi) the Underwriting Agreement, the Indenture and other relevant documents are legal, valid and binding on the parties thereto and enforceable in accordance with their respective terms under their respective governing laws (other than the laws of Japan). We have not independently verified any of the matters referred to in (i) through (xi) above.

The foregoing opinion is based on the assumptions, qualified by and subject to the limitations, set forth below:

(i)	This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any other matters or documents not specifically referred to herein.

(ii)

We are members of the bar of Japan and our opinion is limited solely to the laws of Japan in force and as interpreted as at the date hereof. In giving the opinion set forth above, we have relied, as to matters governed by the laws of the State of New York or the federal laws of the United States of America, upon the legal opinion of Allen Overy Shearman Sterling GKJ, United States counsel to the Company dated the date hereof.

(iii)	We neither express nor imply any view or opinion with regard to the requirements of any state or country other than Japan.

(iv)

We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy, and nothing in this opinion is to be taken as indicating that the remedy of, or any order for, specific performance or injunctive relief will be available. For the purpose of this opinion, an obligation is “enforceable” against an obligor thereof even if the obligee of such obligation is entitled to make a claim only for damages against such obligor, but not necessarily for a grant of specific performance or other equitable remedies.

(v)

The opinion expressed above is subject to (i) applicable bankruptcy, civil rehabilitation, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally, (ii) any applicable statutes of limitation, lapse of time, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine, the abuse of rights doctrine and appropriate court procedures.

(vi)	The above opinion does not cover any matters related to tax laws, treaties, regulations or guidelines.

(vii)

Certain terms used in documents referred to above or in any other document examined in connection with this opinion letter, and certain concepts expressed therein (i) may not have equivalents in the Japanese language or under Japanese legal principles, or (ii) may have a different meaning in legal practice under the governing law thereof from those understood by Japanese counsel, including ourselves, based upon the plain-English meaning of such terms or concepts, as the case may be.

(viii)

In the opinion herein, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions, and this opinion may only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by the laws of Japan and be brought before a Japanese court.

(ix)	We express no opinion as to any amendments, supplements, renewals, extensions or other modification of any documents referred to herein which may be made after the delivery of this opinion.

(x)

The opinion expressed above relating to the legality, validity, effectiveness or enforceability of the obligations under any documents governed by any laws other than the laws of Japan shall mean that the laws of Japan will permit the application of the relevant governing law other than the laws of Japan to the legality, validity, effectiveness or enforceability of the obligations under such documents.

We hereby consent to the use of this opinion as an exhibit to a current report on Form 6-K to be filed by the Company on the date hereof incorporated by reference into the Registration Statement and to the use of our name under the captions “Legal Matters” and “Enforcement of Civil Liabilities” contained in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or by the rules and regulations under it.

Very truly yours,

/s/ NAGASHIMA OHNO & TSUNEMATSU

(HRI/MKK)